EXHIBIT 23.1

DELOITTE & TOUCHE LLP

Deloitte & Touch LLP

Denver, Colorado

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Patina Oil & Gas Corporation on Form S-3 of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Patina Oil & Gas Corporation’s method of accounting for derivative contracts effective January 1, 2001), appearing in the Annual Report on Form 10-K of Patina Oil & Gas Corporation for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 21, 2003